Exhibit 4(j)

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of March 26, 2018 (the “First Supplemental Indenture”), to the Indenture (defined below) by and between HP Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as successor to Chase Manhattan Bank and Trust Company, National Association, the “Trustee”).
RECITALS
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 1, 2000 (the “Indenture”), under which the Company has issued the 4.650% Global Notes due December 9, 2021 (the “4.650% Notes”);
WHEREAS, the Company has offered to purchase (the “Tender Offer”) up to a combined aggregate principal amount equal to $1,849,841,000 of the 4.650% Notes, 4.375% Global Notes due September 15, 2021, 4.300% Global Notes due June 1, 2021, 4.050% Global Notes due September 15, 2022, 3.750% Global Notes due December 1, 2020, 6.000% Global Notes due September 15, 2041, and 2.750% Global Notes due January 14, 2019, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement and the accompanying Consent and Letter of Transmittal, each dated as of March 9, 2018, as amended, modified or supplemented through the date hereof (collectively, the “Offer to Purchase”);
WHEREAS, in connection with the Tender Offer, the Company has also solicited consents from the holders of the 4.650% Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offer to Purchase and set forth in Article II of this First Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver, where permissible, by the Company of the conditions to the Tender Offer and the acceptance for purchase by the Company of the 4.650% Notes validly tendered and not withdrawn pursuant to the Tender Offer;
WHEREAS, Section 902 of the Indenture provides, among other things, that the Company and the Trustee may, subject to certain exceptions noted therein, amend the Indenture or the 4.650% Notes with the written consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the then outstanding 4.650% Notes;
WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from holders of at least a majority of the outstanding aggregate principal amount of 4.650% Notes to effect the Proposed Amendments under the Indenture with respect to the 4.650% Notes (the “Requisite Consent Condition”);
WHEREAS, the Company is undertaking to execute and deliver this First Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture with respect to the 4.650% Notes in connection with the Tender Offer and the related consent solicitation;
WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and
WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this First Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein (including satisfaction of the Requisite Consent Condition) have been duly taken.
NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the holders, as follows:
ARTICLE ONE

DEFINITIONS
Section 1.01    Capitalized Terms.
Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Indenture, as applicable.
ARTICLE TWO

AMENDMENTS TO THE INDENTURE
Section 2.01    Amendments to the Indenture.
(a)    With respect to the 4.650% Notes only, the Indenture shall hereby be amended by deleting the following Sections or Clauses of the Indenture and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and these Sections and Clauses shall be of no further force and effect, and shall no longer apply to the 4.650% Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
Section 801 (Company may Consolidate, etc. only on Certain Terms)
Section 1008 (Limitation on Liens)
Section 1009 (Change of Control Repurchase Event)
(b)    With respect the 4.650% Notes only, Section 802 of the Indenture (Successor Substituted) is hereby deleted and replaced in its entirety by the following:

“Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and shall assume all of the Company’s obligations under the Securities and this Indenture, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”
(c)    With respect the 4.650% Notes only, Section 1010 of the Indenture (Waiver of Certain Covenants) is hereby deleted and replaced in its entirety by the following:
“Except as otherwise specified as contemplated by Section 301 for Securities of such series, or in a supplemental indenture the Company may, with respect to the Securities of any series, omit in any particular instance to comply with any term, provision or condition set forth in any covenant provided pursuant to Section 301(19), 901(2), 901(7), 1006 or 1007 if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.”
(d)    The failure to comply with the terms of any of the Sections or Clauses of the Indenture set forth in clauses (a) and (c) above shall no longer constitute a default or Event of Default under the Indenture with respect to the 4.650% Notes and shall no longer have any consequence under the Indenture.
ARTICLE THREE

MISCELLANEOUS
Section 3.01    References.
References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.
Section 3.02    Ratification of Indenture.
The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this First Supplemental Indenture, the Indenture shall remain in full force and effect.
Section 3.03    Trust Indenture Act Controls.
The Indenture, as supplemented by this First Supplemental Indenture, incorporates and is governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision included or that is required to be included in the Indenture by the Trust Indenture Act, the duty or provision required by the Trust Indenture Act shall control.
Section 3.04    Governing Law.
THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE, OR THE 4.650% NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of its obligations under the Indenture, this First Supplemental Indenture, or the 4.650% Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but the Company shall not be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York). The Company agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.
Section 3.05    Severability.
In case any provision in this First Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.06    Successors.
All agreements of the Company in the Indenture, this First Supplemental Indenture, and the 4.650% Notes shall bind its successors. All agreements of the Trustee in the Indenture and this First Supplemental Indenture shall bind its successors.
Section 3.07    Effectiveness.
This First Supplemental Indenture shall become effective upon execution by all parties hereto.

Section 3.08    Endorsement and Change of Form of 4.650% Notes.
Any 4.650% Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes effective may be affixed to, stamped, imprinted, or otherwise legended by the Trustee, with a notation as follows:
“Effective as of March 26, 2018, certain restrictive covenants in the Indenture have been eliminated and certain other provisions have been eliminated or modified, as provided in the First Supplemental Indenture, dated as of March 26, 2017. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
Section 3.09    Counterparts.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 3.10    Waiver of Jury Trial.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE, THE 4.650% NOTES, OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 3.11    Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.
[Signature pages follow]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.
HP INC.

By:     /s/ Steven J. Fieler
Name: Steven J. Fieler
Title: Treasurer

By:    /s/ Ruairidh Ross
Name: Ruairidh Ross
Title: Assistant Secretary

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By    /s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

[Signature Page to First Supplemental Indenture]